Exhibit (13)(oo)

AMENDMENT

to the

SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This AMENDMENT (this “Amendment”) amends as of the      day of December, 2009 (the “Effective Date”), the Sub-Administration and Accounting Services Agreement, dated as of April 1, 2000, between Aston Asset Management LLC (as assigned from ABN AMRO Investment Fund Services, Inc.) (the “Administrator”) and PNC Global Investment Servicing (U.S.) Inc. (f/k/a PFPC Inc.) (“PNC”), as amended to date (the “Agreement”).

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Administrator and PNC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. Section 17 (a) is hereby deleted in its entirety and replaced with the following:

“(a)	This Agreement shall be effective on the date first written above and shall continue in full force and effect unless terminated by either party pursuant to 90 days’ written notice to the non-terminating party.”

2. Section 17 (b) is hereby deleted in its entirety and the remaining sub-sections in Section 17 are hereby revised accordingly.

3. This Amendment contains the entire understanding between the parties with respect to the subject matter hereof. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

ASTON ASSET MANAGEMENT LLC	PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	By:

Name:	Name:

Title:	Title: